A-D Acquisition Holdings, LLC
                                 26 Main Street
                            Chatham, New Jersey 07928

                                                               February 28, 2008

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Ladies and Gentlemen:

          Reference is made to that certain Equity Purchase and Commitment Agreement, dated August 3, 2007, as amended by that certain Second Restated First Amendment to such Equity Purchase and Commitment Agreement, dated as of December 10, 2007 (the "Agreement"), by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands, Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, UBS Securities LLC, a Delaware limited liability company, Goldman, Sachs & Co., a New York limited partnership, and Pardus DPH Holding LLC, a Delaware limited liability company, on the one hand, and Delphi Corporation, a Delaware corporation, on the other hand. Capitalized terms used herein and not defined, have the meanings set forth in the Agreement.

          This confirms ADAH's commitment to the Bankruptcy Court that the undersigned waives its right to terminate the Agreement under Section 12(d)(iii) of the Agreement unless the Closing Date has not occurred by April 4, 2008, but if the Closing Date has not occurred by April 4, 2008, ADAH may terminate the Agreement under Section 12(d)(iii) from and after April 5, 2008. This letter shall not be deemed a waiver of any other right and shall not amend or be deemed to amend the Agreement in any manner.

                                     * * * *

                                                   A-D ACQUISITION HOLDINGS, LLC


                                                   By:/s/ James E. Bolin
                                                       -------------------------
                                                   Name:  James E. Bolin
                                                   Title: Partner